Exhibit 23

Consent of Independent Auditors

The Board of DirectorsTII
Network Technologies, Inc.:

We consent to the incorporation by reference in the previously filed registration statements on Form S-8 (Nos. 33-11449, 33-26930, 33-37310, 33-53180, 33-59090, 33-64961, 33-64965, 33-64967, 333-45151, 333-68579, 333-70714 and 333-70716) and previously filed registration statements on Form S-3 (Nos. 33-64980 and 333-41998) of TII Network Technologies, Inc. of our report dated August 28, 2003, except for note 3, which is as of September 17, 2003, relating to the consolidated balance sheets of TII Network Technologies, Inc. and Subsidiary as of June 27, 2003 and June 28, 2002 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, and the related financial statement schedule, which report appears in the June 27, 2003 Annual Report on Form 10-K of TII Network Technologies, Inc.

KPMG LLP

Melville, New York
September 22, 2003